Filed Pursuant to Rule 424(b)(2)
Registration No. 333-229494 and 333-229494-01

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Senior Fixed Rate Callable Notes, due June 10, 2035	$20,000,000	$2,596.00

(1)	Calculated pursuant to Rule 457(r) under the Securities Act of 1933, as amended.

Pricing Supplement

(To Prospectus dated February 1, 2019

and Series A Prospectus Supplement dated February 1, 2019)

June 8, 2020

Jefferies Group LLC

$20,000,000

Senior Fixed Rate Callable Notes, due June 10, 2035

•

The Notes are senior unsecured debt securities issued by Jefferies Group LLC and Jefferies Group Capital Finance Inc., its wholly-owned subsidiary. All payments and the return of the principal amount on the Notes are subject to credit risk.

•

The Notes priced on June 8, 2020. The Notes will mature on June 10, 2035. At maturity, if the Notes have not been previously redeemed, you will receive a cash payment equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest.

•	Interest will be paid on the 10th calendar day of each June and December, commencing on December 10, 2020, with the final Interest Payment Date occurring on the Maturity Date.

•	The Notes will accrue interest at the rate of 5.00% per annum.

•

We have the right to redeem all, but not less than all, of the Notes on June 10, 2025 (the “Optional Redemption Date”) and pay to you 100% of the Stated Principal Amount per Note plus accrued and unpaid interest to, but excluding, the Optional Redemption Date.

•	The Notes are issued in minimum denominations of $1,000 and whole multiples of $1,000.

•	The Notes will not be listed on any securities exchange.

•	The CUSIP number for the Notes is 47233JDG0 and the ISIN number for the Notes is US47233JDG04.

Potential purchasers of the Notes should consider the information in “Risk Factors” beginning on page PS-6 of this pricing supplement, page S-3 of the attached prospectus supplement, and page 5 of the attached prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

	Per Note	Total
Public Offering Price(1)	100.00%	$20,000,000
Underwriting Discount(1)(2)	1.40%	$280,000
Proceeds (before expenses) to Jefferies Group LLC	98.60%	$19,720,000

(1)

The Agents may purchase the Notes for sale to certain fee-based advisory accounts and may forgo some or all of their selling concessions, fees or commissions. The price to public for investors purchasing the Notes in these accounts may be as low as $983.50 (98.35%) per $1,000 in principal amount of the Notes. See “Supplemental Plan of Distribution” in this pricing supplement.

(2)

Jefferies LLC will purchase the Notes at the Public Offering Price less the indicated Underwriting Discount. BofA Securities, Inc. (“BofAS”) will purchase the Notes from Jefferies LLC for resale, and will receive a selling concession in connection with the sale of the Notes of up to 1.65%.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, the accompanying prospectus supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We will deliver the Notes in book-entry form only through The Depository Trust Company on June 10, 2020 against payment in immediately available funds.

Series A MTN prospectus supplement dated February  1, 2019 and prospectus dated February 1, 2019

BofA Merrill Lynch	Jefferies

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This pricing supplement and the accompanying prospectus and prospectus supplement contain or incorporate by reference “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not statements of historical fact and represent only our belief as of the date such statements are made. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause actual reported results and performance to differ materially from the performance and expectations expressed in these forward-looking statements. These factors include, but are not limited to, financial market volatility, actions and initiatives by current and future competitors, general economic conditions, controls and procedures relating to the close of the quarter, the effects of current, pending and future legislation or rulemaking by regulatory or self-regulatory bodies, regulatory actions, and the other risks and uncertainties that are outlined in our Annual Report on Form 10-K for the fiscal year ended November 30, 2019 filed with the U.S. Securities and Exchange Commission, or the SEC, on January 29, 2020, as amended by our Form 10-K/A, filed with the SEC on March 27, 2020 (the “Annual Report on Form 10-K”) and in our Quarterly Report on Form 10-Q for the quarterly period ended February 29, 2020 filed with the SEC on April 8, 2020, respectively). You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date of the forward-looking statements.

SUMMARY OF TERMS

This pricing supplement supplements the terms and conditions in the prospectus, dated February 1, 2019, as supplemented by the Series A prospectus supplement, dated February 1, 2019 (as so supplemented, together with all documents incorporated by reference, the “prospectus”), and should be read with the prospectus.

• Issuers:	Jefferies Group LLC and Jefferies Group Capital Finance Inc., its wholly-owned subsidiary.
• Title of the Notes:	Senior Fixed Rate Callable Notes, due June 10, 2035
• Aggregate Principal Amount Initially Being Issued:	$20,000,000. We may increase the Aggregate Principal Amount prior to the Original Issue Date but are not required to do so.
• Pricing Date:	June 8, 2020
• Original Issue Date:	June 10, 2020 (2 Business Days after the Pricing Date)
• CUSIP/ISIN:	47233JDG0 / US47233JDG04
• Maturity Date:	June 10, 2035, subject to our redemption right.
• Interest Accrual Date:	June 10, 2020
• Minimum Denominations:	$1,000 and multiples of $1,000 in excess of $1,000
• Ranking:	Senior, unsecured
• Day Count Convention:

30/360 (ISDA), which means the number of days in the Interest Payment Period in respect of which payment is being made divided by 360, calculated on a formula basis as follows, as described in Section 4.16(f) of the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, without regard to any subsequent amendments or supplements:

[360 × (Y2 – Y1)] + [30 × (M2 – M1)] + (D2 – D1)

360

where:

“Y1” is the year, expressed as a number, in which the first day of the Interest Payment Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Interest Payment Period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the Interest Payment Period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the Interest Payment Period falls;

“D1” is the first calendar day, expressed as a number, of the Interest Payment Period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Interest Payment Period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

• Interest Payment Periods:

Semi-annual. Each Interest Payment Period (other than the first Interest Payment Period, which will begin on the Original Issue Date) will begin on, and will include, an Interest Payment Date, and will extend to, but will exclude, the next succeeding Interest Payment Date (or the Maturity Date, as applicable).

• Interest Payment Dates:	The 10th calendar day of each June and December, commencing on December 10, 2020, with the final Interest Payment Date occurring on the Maturity Date.
• Interest Rate:	The Notes will accrue interest at the rate of 5.00% per annum from and including the Original Issue Date to, but excluding, June 10, 2035.
• Optional Early Redemption:

We have the right to redeem all, but not less than all, of the Notes on the Optional Redemption Date and pay to you 100% of the Stated Principal Amount per Note plus accrued and unpaid interest to, but excluding, the Optional Redemption Date. If we elect to redeem the Notes, we will give you notice at least 5 Business Days before the date of such redemption.

• Optional Redemption Date:	June 10, 2025
• Business Day:

New York. If any Interest Payment Date, any Optional Redemption Date, or the Maturity Date occurs on a day that is not a Business Day, then the payment owed on such date will be postponed until the next succeeding Business Day. No additional interest will accrue on the Notes as a result of such postponement, and no adjustment will be made to the length of the relevant Interest Payment Period.

• Repayment at Option of Holder:	None
• Agents:	Jefferies LLC, a wholly-owned subsidiary of Jefferies Group LLC and an affiliate of Jefferies Group Capital Finance Inc., and BofA Securities, Inc. (“BofAS”). See “Supplemental Plan of Distribution.”
• Trustee:	The Bank of New York Mellon
• Use of Proceeds:	General corporate purposes
• Listing:	None
• Specified Currency:	U.S. dollars
• Book-Entry or Certificated Note:	Book-entry

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying prospectus and prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this pricing supplement or the accompanying prospectus or prospectus supplement is accurate as of any date later than the date on the front of this pricing supplement.

Certain capitalized terms used and not defined in this pricing supplement have the meanings ascribed to them in the prospectus supplement and prospectus. As used in this pricing supplement, “we,” “us” and “our” refer to Jefferies Group LLC and Jefferies Group Capital Finance Inc. collectively, unless the context requires otherwise.

RISK FACTORS

Your investment in the Notes entails significant risks, many of which differ from those of a conventional security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below and those incorporated by reference in this pricing supplement and the accompanying prospectus and prospectus supplement, including the section entitled “Risk Factors” in our Annual Report on Form 10-K, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general.

The Notes are subject to our early redemption. We may redeem all, but not less than all, of the Notes on the Optional Redemption Date. If you intend to purchase the Notes, you must be willing to have your Notes redeemed as early as that date. We are generally more likely to elect to redeem the Notes during periods when the remaining interest to be accrued on the Notes is to accrue at a rate that is greater than that which we would pay on our other interest bearing debt securities having a maturity comparable to the remaining term of the Notes. No further payments will be made on the Notes after they have been redeemed.

If we redeem the Notes prior to the Maturity Date, you may not be able to reinvest your proceeds from the redemption in an investment with a return that is as high as the return on the Notes would have been if they had not been redeemed, or that has a similar level of risk.

The Notes are subject to interest rate risk and may be more risky than an investment in Notes with a shorter term. The Notes have a term of 15 years, subject to our right to redeem the Notes as set forth in this pricing supplement. By purchasing Notes with a relatively longer term, you are more exposed to fluctuations in interest rates than if you purchased a Note with a shorter term. In particular, you may be negatively affected if interest rates begin to rise, because the likelihood that we will redeem your Notes will decrease and the interest rate on the Notes may be less than the amount of interest you could earn on other investments with a similar level of risk available at that time. In addition, if you tried to sell your Notes at such time, their value in any secondary market transaction would also be adversely affected.

Payments on the Notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the Notes. The Notes are our senior unsecured debt securities. As a result, your receipt of all payments of interest and principal on the Notes is dependent upon our ability to repay our obligations on the applicable payment date. No assurance can be given as to what our financial condition will be at any time during the term of the Notes or on the Maturity Date. If we become unable to meet our financial obligations as they become due, you may not receive the amounts payable under the terms of the Notes.

Our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in our credit spreads prior to the Maturity Date of the Notes may adversely affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability to pay our obligations, such as the difference between the interest rate accruing on the Notes and current market interest rates, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

We have included in the terms of the Notes the costs of developing, hedging, and distributing them, and the price, if any, at which you may sell the Notes in any secondary market transactions will likely be lower than the Public Offering Price due to, among other things, the inclusion of these costs. In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account. Among these factors are certain costs associated with developing, hedging, and offering the Notes.

Assuming there is no change in market conditions or any other relevant factors, the price, if any, at which the Agents or another purchaser might be willing to purchase the Notes in a secondary market transaction is expected to be lower than the price that you paid for them. This is due to, among other things, the inclusion of these costs, and the costs of unwinding any related hedging.

The quoted price of any of our affiliates or the Agents’ respective affiliates for the Notes could be higher or lower than the price that you paid for them.

We cannot assure you that a trading market for the Notes will ever develop or be maintained. We will not list the Notes on any securities exchange. We cannot predict how the Notes will trade in any secondary market, or whether that market will be liquid or illiquid.

The development of a trading market for the Notes will depend on our financial performance and other factors. The number of potential buyers of the Notes in any secondary market may be limited. We anticipate that the Agents or their respective affiliates will act as a market-maker for the Notes, but they are not required to do so. The Agents and their respective affiliates may discontinue their market-making activities as to the Notes at any time. To the extent that the Agents or any of their respective affiliates engage in any market-making activities, they may bid for or offer the Notes. Any price at which the Agents or their respective affiliates may bid for, offer, purchase, or sell any Notes may differ from the values determined by pricing models that each may respectively use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the Notes might otherwise trade in the market.

In addition, if at any time the Agents or their respective affiliates were to cease acting as a market-maker for the Notes, it is likely that there would be significantly less liquidity in the secondary market and there may be no secondary market at all for the Notes. In such a case, the price at which the Notes could be sold likely would be lower than if an active market existed and you should be prepared to hold the Notes until maturity.

Many economic and other factors will impact the market value of the Notes. The market for, and the market value of, the Notes may be affected by a number of factors that may either offset or magnify each other, including:

•	the time remaining to maturity of the Notes;

•	the aggregate amount outstanding of the Notes;

•	our right to redeem the Notes on the date(s) set forth above;

•	the level, direction, and volatility of market interest rates generally (in particular, increases in U.S. interest rates, which may cause the market value of the Notes to decrease);

•	general economic conditions of the capital markets in the United States;

•	geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets generally;

•	our financial condition and creditworthiness; and

•	any market-making activities with respect to the Notes.

Trading, hedging and business activities by us, the Agents and our or their respective affiliates may create conflicts of interest with you. We, the Agents or our or their respective affiliates may engage in trading activities related to the Notes that are not for your account or on your behalf. We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the amounts due under the Notes. We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with the Agents or their respective affiliates. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

In addition, in the ordinary course of their business activities, BofAS and its affiliates may hold and trade our or our affiliates’ debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. BofAS and its affiliates may also have lending or other capital markets relationships with us. In order to hedge such exposure, they may enter into transactions such as the purchase of credit default swaps or the creation of short positions in our or our affiliates’ securities, including potentially the Notes. Any such positions could adversely affect future trading prices of the Notes.

We, the Agents or one or more of our or their respective affiliates may also, at present or in the future, publish research reports with respect to our securities or with respect to movements in interest rates generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market value of the Notes.

These trading, hedging and business activities may present a conflict of interest between your interest in the Notes and the interests we, the Agents and our or their respective affiliates may have in our proprietary accounts, in facilitating transactions for our other customers, and in accounts under our or their management.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion supplements the discussion in the prospectus supplement dated February 1, 2019 under the heading “United States Federal Taxation” and supersedes it to the extent inconsistent therewith. The following discussion (in conjunction with the discussion in the prospectus supplement dated February 1, 2019) summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes.

In the opinion of Sidley Austin LLP, interest on a Note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s normal method of accounting for tax purposes (regardless of whether we call the Notes). Upon the disposition of a Note by sale, exchange, redemption or retirement (i.e., if we exercise our right to call the Notes or otherwise) or other disposition, a U.S. Holder will generally recognize capital gain or loss equal to the difference, if any, between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest, which would be treated as such) and (ii) the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to the U.S. Holder. The deductibility of capital losses is subject to significant limitations. See “United States Federal Taxation—U.S. Holders—Payments of Stated Interest” and “United States Federal Taxation—U.S. Holders—Discount Notes—Notes Subject to Early Redemption” in the prospectus supplement dated February 1, 2019.

Prospective purchasers are urged to consult their own tax advisors regarding the federal, state, local and other tax consequences to them of an investment in the Notes.

The discussion in the preceding paragraphs under “Material United States Federal Income Tax Consequences,” and, notwithstanding anything to the contrary contained therein, the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement dated February 1, 2019, insofar as such discussions purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Sidley Austin LLP regarding the material U.S. federal tax consequences of an investment in the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Pursuant to the terms of a distribution agreement, Jefferies LLC will purchase the Notes from us at the Public Offering Price less the Underwriting Discount set forth on the cover page of this pricing supplement. BofAS will purchase the Notes from Jefferies LLC for distribution to other registered broker-dealers, or will offer the Notes directly to investors, and will receive a selling concession in connection with the sale of the Notes of up to 1.65%. BofAS may pay varying selling concessions in connection with the distribution of the Notes to other registered broker-dealers. The Agents may purchase the Notes for sale to certain fee-based advisory accounts and may forgo some or all of their selling concessions, fees or commissions. The price to public for investors purchasing the Notes in these accounts may be as low as the amount indicated on the cover page.

Jefferies LLC, the broker-dealer subsidiary of Jefferies Group LLC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate in the distribution of the Notes. Accordingly, the offering is subject to the provisions of FINRA Rule 5121 relating to conflicts of interests and will be conducted in accordance with the requirements of Rule 5121. Jefferies LLC will not confirm sales of the Notes to any account over which it exercises discretionary authority without the prior written specific approval of the customer.

None of the Agents nor their respective affiliates are acting as your fiduciary or advisor solely as a result of the offering of the Notes, and you should not rely upon any communication from the Agents or their respective affiliates in connection with the Notes as investment advice or a recommendation to purchase the Notes. You should make your own investment decision regarding the Notes after consulting with your legal, tax, and other advisors.

The Agents and any of their respective affiliates may use this pricing supplement and the accompanying prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. The Agents’ respective affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale. The Agents or their respective affiliates’ distribution of this pricing supplement in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the Notes that was made available to investors in connection with their initial offering. Secondary market investors who purchase the Notes from the Agents or their respective affiliates should not, and will not be authorized to, rely on this pricing supplement for information regarding us or for any purpose other than that described in the immediately preceding sentence.

BofAS and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. BofAS has received, or may in the future receive, customary fees and commissions for these transactions. In addition, in the ordinary course of its business activities, BofAS and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. To the extent that BofAS or its affiliates has a lending relationship with us, they would routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, BofAS or its affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such short positions could adversely affect future trading prices of the Notes offered hereby. BofAS or its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

None of this pricing supplement or the accompanying prospectus or the prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below).

Prohibition of Sales to EEA and United Kingdom Retail Investors – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

This pricing supplement, the accompanying prospectus and the prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the EEA or in the United Kingdom will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Member State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying prospectus and the prospectus supplement may only do so with respect to Qualified Investors. Neither the issuers nor the Agents have authorized, nor do they authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

LEGAL MATTERS

In the opinion of Sidley Austin LLP, as counsel to the issuers, when the Notes offered by this pricing supplement have been executed and issued by the issuers and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of the issuers, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated February 1, 2019, which has been filed as Exhibit 5.2 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on February 1, 2019.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, of Jefferies Group LLC and subsidiaries incorporated herein by reference to the Annual Report on Form 10-K, and the effectiveness of Jefferies Group LLC and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Jefferies Finance LLC and Subsidiaries incorporated herein by reference to Jefferies Group LLC’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Berkadia Commercial Mortgage Holding LLC as of December 31, 2019 and December 31, 2018 and for the years then ended incorporated herein by reference to Jefferies Group LLC’s Annual Report on Form 10-K/A for the year ended November 30, 2019 have been so incorporated in reliance on the report of PrcewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.